Exhibit 99.2

FOR IMMEDIATE RELEASE

INTRICON ACQUIRES STAKE IN HEARING HELP EXPRESS

Direct-to-Consumer Hearing Aid Provider Accelerates Company’s
Value Based Hearing Healthcare Initiative

ARDEN HILLS, Minn. — November 14, 2016 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced that it has acquired a 20-percent stake in DeKalb, Ill., -based Hearing Help Express, a direct-to-consumer mail order hearing aid provider. IntriCon expects to exercise its option to acquire the remaining 80 percent of Hearing Help Express before the end of the year. Terms of the transaction, assuming exercise of the option, include approximately $1.3 million in cash, guaranty of a $2 million note and an earn-out.

“Untreated hearing loss in the United States is a substantial problem, and high device costs have created significant barriers to access for most Americans,” said Mark Gorder, president and chief executive officer of IntriCon. “Hearing Help Express offers a lower-priced alternative for consumers to purchase devices directly—circumventing layers of costs associated with the conventional hearing aid channel.

“Additionally, Hearing Help Express has two decades of experience and a proven track record of excellent customer care. This acquisition gives IntriCon direct access to the emerging value-based hearing healthcare market. It’s a platform we can build on by leveraging our own technically advanced devices and making targeted investments in management, marketing and advertising—and ultimately incorporating an online component.”

Purchasing Hearing Help Express is a key evolution in IntriCon’s value-based hearing healthcare (VBHH) strategy. Over the last decade, the company has invested in the technical and low-cost manufacturing (establishing facilities in Singapore and Indonesia) to design and build superior devices and fitting solutions to address the estimated $1 billion annual value hearing health market. With the addition of Hearing Help Express, IntriCon now has the channel infrastructure to directly reach the consumer and—importantly for millions of consumers—the ability to offer high-quality hearing healthcare at a fraction of the cost.

Said Gorder, “Through our VBHH initiatives and tests, we have formed alliances with other key partners, which have given us experience and key learnings as we move aggressively into a more consumer-facing role. Our Hearing Help Express purchase provides an efficient, established direct-to-consumer channel that we can build on and expand via technology—and one that’s complementary with many of our existing relationships.”

(more)

IntriCon Corporation

November 14, 2016

According to Gorder, the company expects that Hearing Help Express and the direct-to-consumer channel will become an increasing contributor to IntriCon’s sales and earnings—and the company will use this opportunity to accelerate its business. Near term, IntriCon is intently focused on the following:

•	Identifying a vice president candidate to lead Hearing Help Express—a search firm has been engaged and the process is currently under way;
•	Once leadership is in place, enhancing Hearing Help Express’ sales and marketing capability, and ramping up advertising—a tactic historically proven to drive sales; and
•	Introducing IntriCon’s digital hearing aids and other technical advancements to Hearing Help Express’ customer base—currently Hearing Help Express offers primarily analog products.

“We’re at a pivotal point in the evolution of the hearing health industry. Fundamental change is needed and we’re excited about the opportunity that we created through thoughtful hard work and planning: a chance to deliver superior outcomes-based affordable hearing healthcare. We’ll accomplish this by combining state-of-the-art devices and software technology at a much lower cost directly to consumers across the country, many of whom have not been able to afford care previously. We expect that capitalizing on this opportunity will lead to both a very bright future for IntriCon and to long-term growth in shareholder value,” concluded Gorder.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops, manufactures and distributes miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

(more)

IntriCon Corporation

November 14, 2016

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2015. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1700
slongval@intricon.com	matt.sullivan@padillacrt.com

###